UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 19, 2009
Kennametal Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-5318	25-0900168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Headquarters 1600 Technology Way P.O. Box 231 Latrobe, Pennsylvania	15650-0231
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (724) 539-5000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 2.05 Costs Associated with Exit or Disposal Activities
Item 9.01 Financial Statements and Exhibits
Item 2.05 Costs Associated with Exit or Disposal Activities
On May 19, 2009, Kennametal Inc. (Kennametal or the Company) announced that it has signed a definitive agreement to sell its high speed steel drills business and related product lines to Top Eastern Drill Co., Ltd., which has interests in similar businesses. This disposition is in line with Kennametal’s strategy to shape its business portfolio and rationalize its manufacturing footprint. The transaction, which is expected to close in June 2009, remains subject to negotiated conditions of closing.
Kennametal expects to receive $29 million in cash proceeds from this divestiture and recognize a pre-tax loss on the sale and related pre-tax charges estimated to amount to a total of $30 to $33 million, the majority of which will be recorded in the quarter ending June 30, 2009. The related pre-tax charges are comprised of cash outlays for severance, facility and other costs of $9 million to $11 million. The majority of these cash outlays are expected to be made during the six month period ending December 31, 2009.
A copy of the press release issued by the Company in connection with this divestiture is attached hereto as exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
99.1 Press Release dated May 19, 2009

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNAMETAL INC.
Date: May 19, 2009	By:	/s/ Wayne D. Moser
Wayne D. Moser
Vice President Finance and Corporate Controller